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                                                                     Exhibit 3.4

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                        AND RIGHTS OF PREFERRED STOCK OF
                        ROTARY POWER INTERNATIONAL, INC.

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                  ROTARY POWER INTERNATIONAL, INC (the "Corporation"), a
corporation organized and existing under the General Corporation Law of the State of Delaware,

                  DOES HEREBY CERTIFY:

                  THAT, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, as amended, and pursuant to the provisions of Section 151 of Delaware General Corporation Law, said Board of Directors, by the consent of its Sole Director, filed with the minutes of the Board of Directors, duly adopted a resolution creating a class of 300,000 shares of preferred stock designated as "Series 3 (Non-Voting) Convertible Preferred Stock", as follows:

                  RESOLVED, that pursuant to the authority expressly granted and vested in the Board of Directors of the Corporation in accordance with the provisions of the Corporations's Certificate of Incorporation, as amended, a class of the preferred stock of the Corporation be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights, qualification, limitations and restrictions thereof shall be as follows:

                  1. DESIGNATION AND AMOUNT. The shares of this class shall be designated as "Series 3 (Non-Voting) Convertible Preferred Stock", and the number of shares constituting such class shall be 300,000. The par value of such class shall be $0.01 per share. Such class shall be referred to herein as the "Series 3 Stock".

                  2. DIVIDENDS. No dividends shall be declared or paid on Series 3 Stock .

                  3. LIQUIDATION RIGHTS. In the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of Series 3 Stock are entitled to receive out of assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other stock ranking junior to the Series 3 Stock as to liquidation, a liquidating distribution in an amount equal to $1.00 per share. After the payment of all preferential amounts to be paid to the holders of Series 3 Stock, upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Common Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.


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                  4        VOTING RIGHTS. The holders of Series 3 Stock shall
                           have no voting rights, or be entitle to notice of any stockholder meetings, except as may be required by law.

                  5. CONVERSION RIGHTS. Holders of Series 3 Stock will be entitled to convert each share of Series 3 Stock into four fully paid and non-assessable shares of Common Stock, subject to adjustments for any stock splits, stock dividends, reverse stock splits, or recapitalizations.

                  6. OPTIONAL CASH REDEMPTION. The Corporation may, from time to time, offer to redeem outstanding shares of Series 3 Stock for cash, but will redeem Series 3 Stock only with the concurrence of the holders of such stock. If offered and accepted, the redemption price is hereby established as $1.00 per share plus interest accrued at the annual rate of 25% pro-rated from the date of subscription to the date of redemption, but no less than $1.10 per share.

                  7. MERGER, ETC. In the event of a merger or consolidation of the Corporation with another corporation, a reorganization, or sale of all or substantially all of the Corporation's assets that is effectuated in such a way that holders of Common Stock are entitled to receive stock, securities, or assets (including, without limitation, cash) with respect to or in exchange for Common Stock, then holders of the outstanding Series 3 Stock, from such point thereafter, shall have the right to convert such Series 3 Stock into the kind and amount of stock, securities and assets received by a holder of the equivalent number shares of Common Stock into which the Series 3 Stock may have been converted immediately prior to such transaction at the Series 3 Stock conversion rate for conversion to Common shares, adjusted as per paragraph (5) above.

                  8. MANDATORY CONVERSION. Each share of Series 3 Stock shall be automatically converted into four fully paid and non-assessable shares of Common Stock, subject to adjustment under paragraph (5) above, immediately prior to the closing of any underwritten public offering of the Corporation's Common Stock.

                  9. FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series 3 Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay to such holder in cash or by check an amount equal to the value of such fractional share.

                  10. PROCEDURE UPON OPTIONAL CONVERSION. In order for a holder of Series 3 Stock to convert shares of Series 3 Stock to Common Stock, such holder shall surrender the certificate or certificates for such shares of Series 3 Stock at the principal office of the Corporation's transfer


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                           agent, together with written notice that such holder
                           elects to convert all or any number of shares of the Series 3 Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his attorney duly authorized in writing. The date of receipt of such certificates by the transfer agent shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver to such holder of Series 3 Stock, or to his nominees, a certificate for the number of full shares of Common Stock to which such holder shall be entitled and a check with respect to any fractional share of Common Stock. The holder in whose name the certificate is issued shall become a holder of record of such Common Stock on the applicable Conversion Date.

                  11. PROCEDURE UPON MANDATORY CONVERSION. Upon the occurrence of a Conversion Event under paragraph (8) above, the outstanding shares of Series 3 Stock shall be converted automatically without any further action by the holders of such shares and regardless of whether certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certficates evidencing such shares of Series 3 Stock are surrendered to the Corporation or the transfer agent. As promptly as possible after the Conversion Date (and after the surrender of the certificates representing shares of Series 3 Stock), the Corporation shall deliver to such holder a certificate for the number of full shares of Common Stock to which such holder shall be entitled and a check with respect to any fractional share of Common Stock. The holder in whose name the certificate is issued shall become a holder of record of such Common Stock on the applicable Conversion Date.

                  12. EFFECT OF CONVERSION. All shares of Series 3 Stock which have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the right to receive notices, shall immediately cease on the Conversion Date, except only the right of holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Series 3 Stock so converted shall be retired and canceled.

                  13. AMENDMENTS. The Corporation may alter or change the designations, preferences and relative, participating, optional or other special rights of the Series 3 Stock with the affirmative vote or written consent as a class of the holders of at least a majority of the shares of Series 3 Stock


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                           then outstanding, unless the consent or approval of a
                           greater number of shares shall then be required by law. Notwithstanding the foregoing, the Corporation may, from time to time, authorize the issuance, or issue, additional shares of Series 3 Stock or shares of any series or class of stock ranking senior to, or on a parity with, the Series 3 Stock as to dividends, rights upon liquidation or redemption or voting rights with the consent of at least a majority of the holders of Series 3 Stock.

                  FURTHER RESOLVED, that the Corporation hereby reserves, at all times so long as any shares of Series 3 Stock remain outstanding, free from preemptive rights, out of its treasury stock or its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series 3 Stock, a sufficient number of shares of Common Stock to provide for the exchange or conversion of all outstanding shares of Series 3 Stock.

                  IN WITNESS WHEREOF, Rotary Power International, Inc. has caused this Certificate to be signed by Ken Brody, its President, Secretary and Sole Director, as of this 11th day of November, 1998.

                                     ROTARY POWER INTERNATIONAL, INC

                                     By:__________________________________

                                              Ken Brody, President